UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 28, 2010

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment, and directory advertising both domestically and worldwide.

We announced on January 28, 2010 that fourth-quarter 2009 reported earnings were $0.51 per diluted share compared with $0.41 per share for the fourth quarter of 2008. Fourth-quarter 2009 reported net income was $3.0 billion compared with $2.4 billion for the fourth quarter of 2008. Reported earnings for the full year 2009 were $2.12 per diluted share, down from $2.16 per share for the full year 2008. Reported net income for the full year 2009 was $12.5 billion, down from $12.9 billion for the full year 2008.

On a reported basis, our fourth-quarter 2009 revenues were $30.9 billion compared with $31.1 billion in fourth-quarter 2008 and full-year 2009 revenues were $123.0 billion, compared with $124.0 billion for the previous full year.  Fourth quarter and full year 2009 revenues reflected strong wireless subscriber gains and growth in IP and wireless data services which were more than offset by declines in wireline voice and print advertising.   Fourth-quarter 2009 operating expenses were $26.0 billion compared with $26.2 billion in the year-ago quarter. Fourth-quarter 2009 reported operating income margin was 15.8 percent, the same as the year-ago quarter, reflecting continued progress on cost-control initiatives offsetting a revenue decline.

AT&T Mobility’s reported service revenues for the fourth-quarter 2009 were $12.6 billion up 9.2 percent versus the year-ago quarter. The increase in revenues reflected an increase in net customers and continued strong growth in data revenues.  AT&T Mobility recorded a net gain of 2.7 million wireless customers in the fourth quarter of 2009, bringing AT&T Mobility's customer base at year-end 2009 to 85.1  million compared to 77.0 million at year-end 2008.  The subscriber increase reflects continued demand for advanced handsets as well as rapid growth in the fourth quarter of emerging devices such as eReaders, netbooks and navigation services.  Total connected devices on AT&T’s wireless network increased by more than 1 million in the fourth quarter, predominantly reflected in reseller subscriber totals.  Retail postpaid subscriber net adds totaled 910,000 for the fourth quarter compared with 1.3 million in the year-ago quarter and 1.4 million in the third quarter of 2009.  Fourth quarter iPhone 3G activations were 3.1 million and third-quarter activations were 3.2 million.  For the quarter, average revenue per postpaid subscriber increased due to strong growth in data services and increased purchases and use of advanced handsets.  Average revenue per total subscriber declined slightly, reflecting the rapid growth of emerging devices. Fourth-quarter 2009 reported operating expenses totaled $10.4 billion compared with $10.2 billion for the fourth quarter of 2008.  AT&T Mobility’s operating income margin was 24.7 percent compared to 20.9 percent in the year-ago quarter, reflecting continued low churn, improved operating efficiencies and growth in the number of high-value subscribers.

Revenues from our wireline business customers were $10.4 billion, a decrease of 5.5 percent from $11.0 billion in the year-ago quarter, reflecting increases in Internet-Protocol-based data services offset by a decline in usage-based, older circuit-based services, primarily voice. Revenues from our wireline consumer customers were $5.3 billion, down 3.7 percent from $5.5 billion in the fourth-quarter 2008, as a decline in voice revenues more than offset a continued increase in broadband and video revenues.

Revenue connections from our consumer customers (retail voice, high speed Internet and video) totaled 45.3 million at year-end 2009 versus 47.0 million at year-end 2008 and 45.7 million at the end of the third quarter of 2009.  Total wireline consumer broadband and TV connections over the past year increased by 1.8 million.  At year-end 2009, our total switched access lines were 49.4 million compared with 55.6 million at year-end 2008.  The decline reflects continuing economic pressures on our customers as well as increasing competition from wireless, Voice over Internet Protocol and cable providers.   The number of U-verse subscribers totaled 2.1 million at year-end 2009, with a net gain of 248,000 subscribers in the fourth quarter of 2009.  U-verse deployment reached 22.8 million living units as of year-end 2009 and we expect to reach approximately 30 million living units across our 22-state local service area by the end of 2011.

We expect that our total capital expenditures in 2010 will be in the $18 billion to $19 billion range, a level framed by the expectation that regulatory and legislative decisions relating to the telecom sector will continue to be sensitive to investment.  We expect a significant increase in spending of approximately $2.0 billion on wireless and wireline backhaul to support our wireless network. We expect consolidated revenue growth  to be stable for 2010, led by continued gains in wireless and IP data services, and stable to improved consolidated operating income margins.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: January 28, 2010	By: /s/ John J. Stephens John J. Stephens Senior Vice President and Controller